Exhibit 1.4

EXECUTION COPY

AMENDMENT NO. 3

Dated as of March 5, 2012

to

LOAN AGREEMENT

Dated as of June 19, 2006

THIS AMENDMENT NO. 3 (this “Amendment”) is made as of March 5, 2012 by and among H.B. Fuller Company (the “Company”), the financial institutions listed on the signature pages hereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), under that certain Loan Agreement dated as of June 19, 2006 by and among the Company, the Lenders and the Agent (as amended prior to the date hereof, the “Loan Agreement”). Defined terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

WHEREAS, the Company, the Lenders party hereto and the Agent have agreed to amend the Loan Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Agent have agreed to the following amendments to the Loan Agreement.

1. Amendments to Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Loan Agreement is hereby amended as follows:

(a) The definition of “Change in Control” appearing in Section 1.01 of the Loan Agreement is hereby amended to delete the percentage “20%” appearing therein and to replace such percentage with the percentage “30%”.

(b) The definitions of “Consolidated EBITDA”, “Consolidated Interest Expense”, “ERISA Event”, “Existing Note Agreements” and “Revolving Facility” appearing in Section 1.01 of the Loan Agreement are hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of the following for such period (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) all amounts attributable to depreciation and amortization, (iv) non-cash impairment losses related to long-lived assets, intangible assets or goodwill, (v) extraordinary non-cash losses incurred other than in the ordinary course of business, (vi) nonrecurring extraordinary non-cash restructuring charges, (vii) cash expenses incurred in connection with acquisition and disposition advisory costs for the Forbo Acquisition, arranging financing for the Forbo Acquisition and amending, refinancing and replacing financing existing at the time of the Forbo Acquisition (including, without limitation, the non-cash write-off of deferred financing costs resulting from the prepayment or replacement of debt and any loss or expense on foreign exchange transactions (including Swap Agreements) intended to hedge the purchase price for the Forbo Acquisition), provided that the aggregate amount of all such cash expenses permitted under this clause (vii) shall not exceed $25,000,000 in the aggregate, and (viii) cash expenses incurred during fiscal years 2011 through 2014 in connection with (A) facilities consolidation, relocation or closing, (B) restructuring and integration, including, but not limited to retention bonuses and employee relocation costs, (C) discontinuance of operations, (D) work force reduction or severance, (E) sale or abandonment of assets other than inventory and (F) professional and other fees incurred in connection with the Forbo Acquisition or the restructuring of the Borrower’s Europe, India, Middle East and Africa operations, including consulting, diligence, legal, tax, restructuring, valuation, environmental and other similar fees, provided that the aggregate amount of all such cash expenses permitted under this clause (viii) shall not exceed $85,000,000 in the aggregate, and provided, further that (x) the aggregate amount of all such cash expenses permitted under this clause (viii) during the Borrower’s 2012 fiscal year shall not exceed $65,000,000 in the aggregate and (y) the aggregate amount of all such cash expenses permitted under this clause (viii) during the Borrower’s 2013 and 2014 fiscal years on a combined basis shall not exceed $65,000,000 in the aggregate, minus (c) without duplication and to the extent included in determining such Consolidated Net Income, extraordinary non-cash gains incurred other than in the ordinary course of business; all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of Section 6.09(b), Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) during which a Material Acquisition or a Material Disposition shall have been made by the Borrower or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent but in any case without giving effect to any cost savings in excess of $5,000,000 during any Reference Period) to such Material Acquisition or Material Disposition (as applicable), as if such Material Acquisition or Material Disposition (as applicable) occurred on the first day of such Reference Period. For purposes of this definition, the term “Material Acquisition” means any acquisition or series of related acquisitions by the Borrower or any Subsidiary that (A) constitutes a Permitted Acquisition, and (B) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000 and the term “Material Disposition” means any sale, transfer or other disposition or series of related sales, transfers or dispositions by the Borrower or any Subsidiary that (C) constitutes a disposition of all or substantially all of the assets of, or all or a majority of the Equity Interests in, a Person or division or line of business of a Person, and (D) involves the receipt of consideration by the Borrower and its Subsidiaries in excess of $10,000,000. For the avoidance of doubt, for purposes of this definition, cash expenses shall be deemed to be incurred when recorded in the financial statements in accordance with GAAP, regardless of the date on which such cash expenses are, in fact, paid.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation the portion of Capital Lease Obligations that constitutes imputed interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP, and including, to the extent allocable to such period in accordance with GAAP, (a) net costs (or benefits) under Interest Rate Swap Agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers acceptance financing and (c) the interest component of all Attributable Receivable Indebtedness of the Borrower and its Subsidiaries.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under final regulations in effect on the date of this Agreement); (b) the failure to comply with the applicable minimum funding standards of Section 412 of the Code and Sections 302 and 303 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability to the PBGC under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Existing Note Agreements” means the 2009 Note Agreement and the 2012 Note Agreement.

“Revolving Facility” means the revolving credit facility evidenced by the Revolving Facility Agreement.

(c) The definition of “Indebtedness” appearing in Section 1.01 of the Loan Agreement is amended to (i) add the parenthetical “(with the amount of such Indebtedness being the lesser of the amount secured and the fair market value of the property subject to such Lien)” to the end of clause (f) thereof, (ii) delete the phrase “preferred stock of any Person” appearing in the last sentence thereof and to replace such phrase with the phrase “preferred stock issued by any Person” and (iii) add the following sentence at the end thereof:

Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include, to the extent the same are not, and will not be, reflected as indebtedness or liabilities on the consolidated balance sheet of the Borrower, contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.

(d) The definition of “Material Indebtedness” appearing in Section 1.01 of the Loan Agreement is hereby amended to delete the amount “$20,000,000” appearing therein and to replace such amount with the amount “$50,000,000”.

(e) The definition of “Permitted Acquisition” appearing in Section 1.01 of the Loan Agreement is hereby amended to (i) add the phrase “in excess of $5,000,000 during any Reference Period as described in the definition of Consolidated EBITDA)” immediately after the phrase “(without giving effect to any cost savings” appearing in clause (d) thereof and (ii) delete the amount “$50,000,000” appearing therein and to replace such amount with the amount “$100,000,000”.

(f) The definition of “Permitted Encumbrances” appearing in Section 1.01 of the Loan Agreement is hereby amended to (i) add the phrase “landlords’,” at the beginning of clause (b) thereof, (ii) delete the word “and” appearing at the end of clause (g) thereof, (iii) add the phrase “or sublicensors” immediately after the phrase “course of business to licensors” appearing in clause (h) thereof, (iv) substitute a semi-colon for the period at the end of clause (h) thereof, and (v) add the following as new clauses (i) and (j) immediately after clause (h):

(i) Liens representing any interest of a licensee or sublicense arising by virtue of being granted a license or sublicense (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness); and

(j) contractual rights of setoff or any contractual Liens or netting rights, in each case in favor of swap counterparties.

(g) The definition of “Permitted Investments” appearing in Section 1.01 of the Loan Agreement is hereby amended to (i) delete the word “and” appearing at the end of clause (f) thereof, (ii) delete the period appearing at the end of clause(g) thereof and to replace such period with “and” and (iii) add the following as new clause (h):

(h) other investments made in accordance with the Borrower’s investment policy as disclosed to the Administrative Agent prior to the Effective Date and with such amendments or modifications thereto as are from time to time.

(h) The definition of “Revolving Facility Agreement” appearing in Section 1.01 of the Loan Agreement is hereby amended to delete the date “April 19, 2010” appearing therein and to replace such date with the date March 5, 2012”.

(i) Section 1.01 of the Loan Agreement is hereby amended to add the following definitions thereto in appropriate alphabetical order:

“2009 Note Agreement” means that certain Note Purchase Agreement dated as of December 16, 2009 regarding $17,000,000 5.13% Senior Notes, Series A, due December 16, 2016, $33,000,000 5.13% Senior Notes, Series B, due December 16, 2019, $35,000,000 5.61% Senior Notes, Series C, due December 16, 2019, and $65,000,000 5.61% Senior Notes, Series D, due February 24, 2020, together with all promissory notes and other documents, instruments and agreements issued thereunder or relating thereto.

“2012 Note Agreement” means that certain Note Purchase Agreement dated as of March 5, 2012, regarding $250,000,000 4.12% Senior Notes, Series E, due March 5, 2022, together with all promissory notes and other documents, instruments and agreements issued thereunder or relating thereto.

“Forbo Acquisition” means the acquisition by the Borrower from Forbo Holding AG (the “Seller”) of the industrial adhesive and synthetic polymer business, and a floor and parquetry adhesive, leveling, mortar, primer, finish and installation products business in France, Spain and Switzerland, in each case of the Seller.

“Interest Rate Swap Agreement” means any Swap Agreement settled by reference to one or more interest rates.

“Joint Venture” means any corporation, limited liability company, joint venture or similar limited liability legal entity formed or entered into by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person, which legal entity does not constitute a Subsidiary.

(j) Section 1.04 of the Loan Agreement is hereby to amended to (i) add “(i)” immediately after the phrase “amounts and ratios referred to herein shall be made,” appearing therein, (ii) delete the parenthetical “(previously referred to as Statement of Financial Accounting Standards 159)” appearing therein and (iii) add the following clause immediately before the final period of such Section:

and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(k) The Loan Agreement is hereby amended to add the following as a new Section 1.05 thereto:

SECTION 1.05. Currency Equivalents Generally. For the purposes of determining compliance with Sections 6.01 and 6.04 with respect to any amount of Indebtedness or investment, loan or advance in any currency (other than Dollars) which is freely traded and convertible into Dollars in the London interbank market and for which the Dollar Amount (as defined in the Revolving Facility Agreement) thereof can be readily calculated, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment, loan or advance is incurred or made.

(l) Clause (b) of Section 5.01 of the Loan Agreement is hereby amended to add the parenthetical “(which certification shall be satisfied by the certification provided in Exhibit 31.2 to the Borrower’s applicable Quarterly Report on Form 10-Q)” immediately after the phrase “all certified by one of its Financial Officers” appearing therein.

(m) Sections 6.01, 6.02 and 6.04 of the Loan Agreement are hereby amended and restated in their entirety as follows:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents and (ii) Indebtedness under the Revolving Facility;

(b) Indebtedness existing on the date hereof under the Existing Note Agreements (including any advances made after the date hereof under the 2012 Note Agreement in order to finance the consummation of the Forbo Acquisition) or otherwise set forth in Schedule 6.01, and extensions, renewals, refinancings (including successive refinancings) and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof except to the extent of unpaid accrued interest on such Indebtedness and fees and expenses reasonably incurred in connection with such extensions, renewals, refinancings and replacements;

(c) Indebtedness constituting loans or advances not prohibited by Section 6.04;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance or refinance (including successive refinancings) the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $300,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, provided that the aggregate principal amount of such Indebtedness permitted by this clause (i) (excluding Indebtedness being assumed pursuant to the Forbo Acquisition which must be repaid concurrently with, or immediately following, the Forbo Acquisition) shall not exceed $75,000,000 at any time outstanding;

(j)(i) unsecured Indebtedness of the Borrower, not otherwise permitted by this Section, so long as the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenants contained in Section 6.09 and (ii) Indebtedness of the Borrower’s Subsidiaries not otherwise permitted by this Section, so long as the aggregate outstanding principal amount of such Indebtedness shall not exceed at any time the greater of (x) $100,000,000 and (y) 10% of Consolidated Total Assets at such time and provided further that no more than $25,000,000 of such Indebtedness permitted by this clause (ii) may be secured by a Lien on the assets of one or more of the Borrower’s Subsidiaries;

(k) Indebtedness not otherwise permitted under this Section of the Borrower or any Subsidiary as an account party in respect of letters of credit or bankers’ acceptances or similar instruments in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(l) Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(m) Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(n) customer deposits and advance payments received by the Borrower or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(o) Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Borrower or any Subsidiary incurred in the ordinary course of business; and

(p) Indebtedness of the Borrower or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business.

For purposes of determining compliance with this Section 6.01, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, replacements and refinancings thereof that do not increase the outstanding principal amount thereof except for any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% (or 100% in the case of Capital Lease Obligations) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

(f) Liens in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;

(g) Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(h) pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(k) Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Borrower or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(l) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(m) precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods;

(n) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto as permitted under Section 6.01(p);

(o) customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(p) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(q) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law; and

(s) Liens on assets of the Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $25,000,000.

Notwithstanding any of the foregoing, in the event that at any time the Borrower or any Subsidiary provides a Lien to or for the benefit of any of the holders of the notes under any Existing Note Agreement, then the Borrower will, and will cause each of its Subsidiaries that has provided any such Lien to concurrently grant to and for the benefit of the Lenders and the Administrative Agent a similar first priority Lien (subject only to Liens otherwise permitted by this Section 6.02, and ranking pari passu with the Lien provided to or for the benefit of the holders of the notes under such Existing Note Agreement), over the same assets, property and undertaking of the Borrower and the

Subsidiaries as those encumbered in respect of such Existing Note Agreement, in form and substance reasonably satisfactory to the Administrative Agent with such security to be the subject of an intercreditor agreement among the Administrative Agent, on behalf of the Lenders, and the holders of notes under such Existing Note Agreement, which shall be reasonably satisfactory in form and substance to the Administrative Agent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing, but excluding purchases of capital stock or other securities of the Borrower, and options, warrants or other rights to acquire any such capital stock or other securities, to the extent permitted under Section 6.06) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Receivables owing to the Borrower or any of its Subsidiaries arising from sales of inventory and delivery of services under usual and customary terms in the ordinary course of business;

(c) advances not to exceed $5,000,000 outstanding at any time to employees of the Borrower and its Subsidiaries to meet expenses incurred by such employees in the ordinary course of business;

(d) Loans in the ordinary course of business and generally consistent with past practices, to officers, directors and employees in connection with the granting of stock options or as incentive or bonus compensation;

(e) (i) investments by the Borrower or any of its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries and (ii) investments by the Borrower or any of its Subsidiaries in the capital stock of its respective Subsidiaries which are Subsidiary Guarantors, whether now existing or hereafter created or established;

(f) investments, loans and advances from H.B. Fuller Finance (Ireland) to, and other investments of H.B. Fuller Finance (Ireland) in, the Borrower, any Subsidiary of the Borrower or any Joint Venture provided that (x) the aggregate outstanding amount of investments, loans and advances from H.B. Fuller Finance (Ireland) to the Borrower, any Subsidiary and any Joint Venture less (y) the aggregate outstanding amount of investments, loans and advances from the Borrower, any Subsidiary and any Joint Venture to H.B. Fuller Finance (Ireland) does not exceed $100,000,000 at any time;

(g) investments, loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary (provided that not more than $75,000,000 in investments, loans, advances or capital contributions may be outstanding at any time, during the term of this Agreement, by any Loan Party to a Person which is not a Loan Party);

(h) Guarantees constituting Indebtedness permitted by Section 6.01;

(i) Permitted Acquisitions;

(j) the Forbo Acquisition and investments, loans and advances by the Borrower or any Subsidiary to any Subsidiary to consummate the Forbo Acquisition;

(k) Existing Joint Ventures; and

(l) any other investment, loan or advance not otherwise permitted by this Section (other than acquisitions, but including investments or capital contributions by the Borrower or any Subsidiary in Joint Ventures) so long as the aggregate amount outstanding of all such investments, loans and advances does not exceed $75,000,000 during the term of this Agreement.

For purposes of determining compliance with this Section 6.04, (i) the amount of any investment, loan or advance shall be the amount actually invested, loaned or advanced, without adjustment for subsequent increases or decreases in the value of such investment, loan or advance, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such investment, loan or advance and (ii) if an investment, loan or advance meets the criteria of more than one of the types of investments, loans and advances described in the above clauses, the Borrower, in its reasonable discretion, shall classify, and from time to time may reclassify, such investment, loan or advance and only be required to include the amount and type of such investment, loan or advance in one of such clauses.

(n) Section 6.03 of the Loan Agreement is hereby amended to (i) add the phrase “and the Forbo Acquisition” immediately before the semicolon at the end of clause (a)(ii) thereof, (ii) delete the word “and” appearing at the end of clause (a)(iii) thereof, (iii) delete the amount “$200,000,000” appearing in clause (a)(v) thereof and to replace such amount with the amount “$300,000,000” and (iv) amend and restate clause (a)(iv) in its entirety as follows:

(iv) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity) and any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party, (B) any wholly owned Subsidiary may merge into or consolidate with any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consideration, provided that if any such merger or consolidation described in this clause (B) shall involve a Loan Party, the surviving entity of such merger or consolidation shall be a Loan Party, (C) any Subsidiary or Joint Venture may sell, transfer, lease or otherwise dispose of its assets to one or more Loan Parties or one or more Subsidiaries pursuant to a transaction permitted under Section 6.04 and (D) any Subsidiary may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Loan Parties and any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including Equity Interests) to one or more Subsidiaries that are not Loan Parties;

(o) Section 6.05 of the Loan Agreement is hereby amended to (i) add the phrase “or potential” immediately before the word “exposure” appearing in clause (a) thereof, (ii) add the phrase “Interest Rate” to the beginning of clause (b) thereof and (iii) delete the phrase “entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)” appearing in clause (b) thereof.

(p) Section 6.06 of the Loan Agreement is hereby amended to delete the phrase “shares of its common stock” appearing therein and to replace such phrase with the phrase “rights to acquire shares of its stock”.

(q) Section 6.07 of the Loan Agreement is hereby amended to delete the word “Existing” appearing therein.

(r) Section 6.08 of the Loan Agreement is hereby amended to delete the reference to “Existing Note Agreement” appearing therein and to replace such reference with “Existing Note Agreements”.

(s) Article VII of the Loan Agreement is hereby amended to (i) delete the phrases “amendment or modification thereof or” and “or any amendment or modification thereof” appearing in clause (c) thereof; (ii) add the phrase “after giving effect to any applicable grace period” immediately after the word “payable” appearing in clause (f) thereof and (iii) delete the amount “$15,000,000” appearing in clause (k) and to replace such amount with the phrase “$50,000,000 (excluding the amount of any insurance coverage by insurance companies with the financial ability to pay the same and who have agreed in writing to cover the applicable claim(s)”.

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Agent shall have received (i) counterparts of this Amendment duly executed by the Company, the Required Lenders and the Agent and the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (ii) such other instruments and documents as are reasonably requested by the Agent and (iii) from the Company payment and/or reimbursement of the Agent’s and its affiliates’ fees and reasonable out-of-pocket expenses (including reasonable legal fees and expenses) in connection with this Amendment.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Event of Default and (ii) the representations and warranties contained in Article III of the Loan Agreement, as amended hereby, are true and correct, except for representations and warranties made with reference solely to an earlier date.

4. Reference to and Effect on the Loan Agreement.

(a) Upon the effectiveness of Section 1 hereof, each reference to the Loan Agreement in the Loan Agreement or any other Loan Document shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Loan Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

H.B. FULLER COMPANY, as the Company

By:	/s/ Cheryl A. Reinitz

Name:	Cheryl A. Reinitz
Title:	Vice President, Treasurer

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Richard Barritt

Name:	Richard Barritt
Title:	Associate

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Victor Pierzchalski

Name:	Victor Pierzchalski
Title:	Authorized Signatory

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Phillip J Lynch

Name:	Phillip J Lynch
Title:	Vice President

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Carlos L. Lamboglia

Name:	Carlos L. Lamboglia
Title:	Assistant Vice President

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory Strauss
Name: Gregory Strauss
Title: Director

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry

Name:	John Berry
Title:	Vice President

Signature Page to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 3 to the Loan Agreement dated as of June 19, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among H.B. Fuller Company (the “Company”), the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., in its individual capacity as a Lender and in its capacity as contractual representative (the “Agent”), which Amendment No. 3 is dated as of March 5, 2012 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Loan Agreement. Without in any way establishing a course of dealing by the Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that such agreement and each and every such Loan Document executed by the undersigned in connection with the Loan Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Loan Agreement contained in the above-referenced documents shall be a reference to the Loan Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated: March 5, 2012

H.B. FULLER CONSTRUCTION PRODUCTS INC.

By:	/s/ Cheryl A. Reinitz
Name:	Cheryl A. Reinitz
Title:	Treasurer

Signature Page to Consent and Reaffirmation to Amendment No. 3

H.B. Fuller Company

Loan Agreement dated as of June 19, 2006